FOR IMMEDIATE RELEASE

Investor Contact
Enrique Mayor-Mora, Denny’s: 877-784-7167

Media Contact
Liz Brady, ICR: 646-277-1226

Denny’s Announces the Adoption of a Stock Repurchase 10b5-1 Plan

Spartanburg, SC – December 14, 2010 – Denny’s Corporation (NASDAQ: DENN) today announced the adoption of a pre-arranged stock trading plan for the purpose of repurchasing a limited number of Denny’s Corporation (the “Company”) common stock in accordance with guidelines specified under Rule 10b5-1 of the Securities Exchange Act of 1934 and the Company’s policies regarding stock transactions.  This plan has been established in accordance with, and as a part of, the Company’s stock repurchase program previously announced on November 9, 2010.

Rule 10b5-1 allows a company to adopt a written, pre-arranged stock trading plan at a time when it does not have material, non-public information and avoid concerns about whether it had material, non-public information at the time of the repurchase transactions pursuant to the plan.

Repurchases under the Company’s 10b5-1 plan will be administered through an independent broker.  The plan will cover the repurchase of shares commencing no earlier than January 13, 2011 and expiring June 14, 2011.  Repurchases are subject to SEC regulations as well as certain price, market volume and timing constraints specified in the plan.

About Denny’s

Denny’s is one of America’s largest full-service family restaurant chains, currently operating over 1,600 franchised, licensed, and Company-owned restaurants across the United States, Canada, Costa Rica, Mexico, Guam, Honduras, Puerto Rico and New Zealand.  For further information on Denny’s, including news releases, links to SEC filings and other financial information, please visit the Denny’s investor relations website.

Forward Looking Statements

Denny’s Corporation (the “Company”) urges caution in considering its current trends and any outlook on earnings disclosed in this press release.  In addition, certain matters discussed may constitute forward-looking statements.  These forward-looking statements involve risks, uncertainties, and other factors that may cause the actual performance of the Company, its subsidiaries and underlying restaurants to be materially different from the performance indicated or implied by such statements.  Words such as “expects”, “anticipates”, “believes”, “intends”, “plans”, “hopes”, and variations of such words and similar expressions are intended to identify such forward-looking statements.  Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.  Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others:  the competitive pressures from within the restaurant industry; the level of success of the Company’s operating initiatives, advertising and promotional efforts; adverse publicity; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy, particularly at the retail level; and other factors from time to time set forth in the Company’s Securities and Exchange Commission reports and other filings, including but not limited to the discussion in Management’s Discussion and Analysis and the risks identified in Item 1A. Risk Factors contained in the Company’s Annual Report on Form 10-K for the year ended December 30, 2009 (and in the Company’s subsequent quarterly reports on Form 10-Q).